Exhibit 8.1

June 10, 2013	Mayer Brown LLP 71 South Wacker Drive Chicago, Illinois 60606-4637 Main Tel (312) 782-0600 Main Fax (312) 701-7711 www.mayerbrown.com
Bank of America Auto Receivables Securitization, LLC
Bank of America Corporate Center Bank of America Plaza 100 N. Tryon Street Charlotte, NC 28255

Re:	Bank of America Auto Receivables Securitization, LLC

Registration Statement on Form S-3 filed June 10, 2013

Ladies and Gentlemen:

We have acted as special tax counsel to Bank of America Auto Receivables Securitization, LLC, a Delaware limited liability company (the “Depositor”), in connection with the above-captioned registration statement (such registration statement, together with the exhibits and any amendments thereto, the “Registration Statement”), filed by the Depositor with the Securities and Exchange Commission in connection with the registration by the Depositor of Asset Backed Notes (the “Notes”). As described in the Registration Statement, the Notes will be issued from time to time in series, with each series being issued by a common law trust or a statutory trust (each, a “Trust”) to be formed by the Depositor pursuant to a Trust Agreement (each, a “Trust Agreement”) between the Depositor and a trustee, a limited liability company (each, an “LLC”) to be formed pursuant to a Limited Liability Company Agreement (each, an “LLC Agreement”) by the Depositor or a limited partnership (each, a “LP”) to be formed pursuant to a Limited Partnership Agreement (each, a “LP Agreement”) between the Depositor and one or more entities as limited partners. For each series, the Notes will be issued pursuant to an Indenture (the “Indenture”) between the related Trust, LLC or LP, as the case may be, and an indenture trustee.

In that regard, we generally are familiar with the proceedings required to be taken in connection with the proposed authorization, issuance and sale of any series of Notes and have examined copies of such documents, corporate records and other instruments as we have deemed necessary or appropriate for the purpose of this opinion, including the Registration Statement and, in each case as filed as an exhibit to the Registration Statement, the form of Underwriting Agreement, the form of Indenture (including the form of Notes included as an exhibit thereto), the form of Amended and Restated Trust Agreement, the form of Purchase Agreement, the form of Sale Agreement, the form of Servicing Agreement, the form of Interest Rate Swap Agreement and the form of Administration Agreement (collectively, the “Operative Documents”). Terms used herein without definition have the meanings given to such terms in the Registration Statement.

The opinion set forth herein is based upon the applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated and proposed thereunder, current administrative positions of the Internal Revenue Service ( the

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MAYER BROWN LLP

Bank of America Auto Receivables Securitization, LLC

June 10, 2013

“IRS”) contained in published Revenue Rulings, Revenue Procedures and otherwise existing judicial decisions. No tax rulings have been, or will be, sought from the IRS with respect to any of the matters discussed herein. The statutory provisions, regulations and interpretations on which our opinions are based are subject to change, which changes could apply retroactively. In addition, there can be no assurance that positions contrary to those stated in our opinions may not be taken by the IRS.

Based on the foregoing and assuming that the Operative Documents with respect to each series are executed and delivered in substantially the form we have examined and that the transactions contemplated to occur under the Operative Documents in fact occur in accordance with the terms thereof, we hereby confirm and adopt the opinions set forth in the form of Prospectus Supplement (to the extent they relate to federal income tax consequences) forming part of the Registration Statement under the captions “Summary of Terms—Tax Status” and “Material Federal Income Tax Consequences” and the Prospectus (to the extent they relate to federal income tax consequences) forming part of the Registration Statement under the captions “Summary of Terms – Tax Status”, “Material Federal Income Tax Consequences” (as modified by the statements, if any, set forth under those same headings in the related Prospectus Supplement).

We know that we are referred to under the captions referred to above included in the Registration Statement, and we hereby consent to the use of our name therein and to the use of this opinion for filing with the Registration Statement as Exhibit 8.1 thereto, without admitting we are “experts” within the meaning of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission issued thereunder, with respect to any part of the Registration Statement, including this exhibit.

Very truly yours,

/S/ MAYER BROWN LLP MAYER BROWN LLP